Exhibit 99.1

CAI International, Inc. Reports Results for the Fourth Quarter and Full Year of 2009

SAN FRANCISCO--(BUSINESS WIRE)--March 8, 2010--CAI International, Inc. (CAI) (NYSE:CAP) one of the world’s leading lessors of intermodal freight containers, today reported results for the fourth quarter of 2009 and twelve months ended December 31, 2009.

Highlights for the fourth quarter of 2009 and Outlook

  CAI reported net income of $0.17 per fully diluted share during the fourth quarter of 2009 and $0.76 per fully diluted share for the full year of 2009.
  During the fourth quarter of 2009 CAI recorded a restructuring charge of $0.7 million to integrate its European operations. Net income per fully diluted share adjusted for the restructuring charge was $0.21 per share during the fourth quarter of 2009 and $0.80 per share for the full year of 2009.
  Average utilization for the fourth quarter of 2009 improved by 1.9% to 81.9% from the third quarter of 2009.
  Container demand through the first two months of 2010 improved with utilization increasing to approximately 86% at the end of February 2010. TEU lease outs of containers in February, 2010 were the most TEUs leased out as compared to any month in the past 18 months.
  In 2010 CAI placed 22,000 TEUs of new containers on order with manufacturers for delivery this year.

CAI today reported net income of $3.1 million in the fourth quarter of 2009 as compared to a net loss of $44.4 million in the fourth quarter of 2008. Fully diluted earnings per share in the fourth quarter of 2009 were $0.17 with 18.0 million average shares outstanding, as compared to a fully diluted loss per share of $2.48 with 17.9 million average shares outstanding during the fourth quarter of 2008.

During the fourth quarter of 2009, the company recorded a $0.7 million restructuring charge related to the integration of its CAI Consent operations in Gothenburg, Sweden, with its operations in the United Kingdom. Total restructuring charge related to this integration was approximately $1.0 million for the full year ended December 31, 2009.

During the fourth quarter of 2008, the company recorded a fourth quarter non-cash charge of $50.2 million for impairment of goodwill that resulted in the loss for the fourth quarter and full year of 2008. After adjusting for the Consent restructuring charge in 2009 and the goodwill impairment charge in 2008, adjusted net income was $0.21 per fully diluted share for the fourth quarter of 2009 as compared to $0.33 per fully diluted share in the fourth quarter of 2008. For the full year of 2009 adjusted net income was $0.80 per share, as compared to $1.34 per fully diluted share for the year ended 2008. Please refer to the reconciliation of net income to adjusted net income located below in this press release.

Total revenue for the fourth quarter of 2009 was $15.3 million as compared to $22.7 million for fourth quarter of 2008. Container rental revenue was $12.8 million as compared to $14.8 million in the fourth quarter of 2008. Management fee revenue was $2.1 million as compared to $3.0 million of management fee revenue reported in the fourth quarter of 2008. There was no gain on sale of container portfolios in the fourth quarter of 2009, as compared to $4.1 million in the fourth quarter of 2008. Finance lease income in the fourth quarter of 2009 was $0.4 million as compared to finance lease income of $0.8 million reported in the fourth quarter of 2008.

Fully diluted earnings per share for the twelve months of 2009 were $0.76 with 17.9 million average shares outstanding, as compared to fully diluted loss per share of $1.55 with 17.4 million average shares outstanding during the twelve months of 2008.

Total revenue for the twelve months of 2009 was $65.3 million as compared to the $83.1 million for the twelve months of 2008. Container rental revenue for 2009 was $53.7 million as compared to $56.4 million for 2008. Management fee revenue was $8.5 million as compared to $12.0 million of management fee revenue reported in 2008. Gain on sale of container portfolios was $0.8 million in 2009 as compared to $12.4 million for the twelve months of 2008. Finance lease income of $2.2 million for 2009 remained unchanged from 2008.

Masaaki (John) Nishibori, CEO of CAI, commented, “Our company began experiencing increased demand for containers in the latter half of the third quarter of 2009. The improved demand for containers continued during the fourth quarter of 2009 and we witnessed more significant lease out activity so far in the first quarter of 2010. Despite February, 2010 only having 28 days in the month, we had the most lease outs during that month than we have had in any month since August, 2008. The improved lease out activity during the first quarter of 2010 from the fourth quarter of 2009 is particularly promising considering that the first quarter is traditionally one of our seasonally weakest quarters for new lease outs. Our bookings for future lease outs remain strong and we expect continued good demand in the coming months.

We believe the reasons for the market improvement to be the recovering world economies, limited container purchases by shipping companies and restraints on new manufacturing capacity. Some of our customers have reported that container volumes have been stronger than originally expected and thus have needed to lease more containers on both long-term and short-term lease agreements. Pricing for a new twenty-foot container now exceeds $2,000 per unit and we are told that manufacturing capacity is constrained due to difficulty manufacturers have in finding properly trained labor. We believe that the limitations on new manufacturing capacity should continue to benefit utilization and lease rates for our existing fleet in the coming months in 2010.”

He continued, “Our utilization during the third quarter of 2009 averaged 80.0% and increased to an average of 81.9% during for the fourth quarter of 2009. As of the end of February, 2010 our utilization increased to approximately 86% and we continue to encounter more lease out activity than equipment being returned. Most of our offhire equipment in China has been leased, or is booked to be leased, and our stocks of equipment in the United States, Europe and the rest of Asia have also been declining. Because of the increasing utilization we expect container rental revenue to increase and storage and handling costs to decline over the coming quarters.

The acquisition of CAI Consent in 2008 has been successful and our integration of the businesses will allow us to further cross-market both specialized containers and traditional ISO dry vans, while at the same time reduce our overall overhead costs by approximately $1.0 million per year.

Overall we are optimistic about the prospects for 2010 and although our profitability in 2009 was lower than in 2008 after adjusting for the goodwill impairment, we were profitable in every quarter of 2009 and believe it shows the resiliency and strength of our industry and our strategy of both owning and managing assets for third party investors.”

CAI International, Inc.
Consolidated Balance Sheets
(In thousands, except share information)

	December 31,	December 31,
ASSETS	2009	2008

Cash	$14,492	$28,535
Accounts receivable (owned fleet), net of allowance for doubtful accounts of $1,420 and $1,044 at December 31, 2009 and December 31, 2008, respectively	14,412	16,224
Accounts receivable (managed fleet)	18,953	24,683
Current portion of direct finance leases	6,776	6,108
Prepaid expenses	3,077	2,954
Deferred tax assets	1,669	1,924
Other current assets	4,000	563
Total current assets	63,379	80,991

Container rental equipment, net of accumulated depreciation of $80,627 and $86,936 at December 31, 2009 and December 31, 2008, respectively	299,340	310,397
Net investment in direct finance leases	5,844	14,003
Furniture, fixtures and equipment, net of accumulated depreciation of $759 and $722 at December 31, 2009 and December 31, 2008, respectively	435	629
Intangible assets, net of accumulated amortization of $4,656 and $3,081 at December 31, 2009 and December 31, 2008, respectively	5,085	6,608
Total assets	$374,083	$412,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$8,030	$4,682
Accrued expenses and other current liabilities	3,638	3,747
Due to container investors	17,285	23,847
Unearned revenue	4,225	4,542
Current portion of related party term loan	800	-
Current portion of capital lease obligation	3,813	4,514
Rental equipment payable	660	3,905
Total current liabilities	38,451	45,237
Revolving credit facility	152,500	208,200
Related party term loan	9,000	-
Deferred income tax liability	26,606	25,348
Capital lease obligation	16,282	18,070
Income taxes payable	2,146	1,983
Total liabilities	244,985	298,838

Stockholders' equity:
Common stock, par value $.0001 per share ; authorized 84,000,000 shares; issued and outstanding, 17,917,176 shares and 17,920,778 shares at December 31, 2009, and December 31, 2008, respectively	2	2
Additional paid-in capital	103,684	102,706
Accumulated other comprehensive loss	(1,248)	(2,022)
Retained earnings	26,660	13,104
Total stockholders' equity	129,098	113,790
Total liabilities and stockholders' equity	$374,083	$412,628

CAI International, Inc.
Consolidated Statements of Income
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenue:
Container rental revenue	$12,765	$14,815	$53,747	$56,436
Management fee revenue	2,137	3,038	8,546	11,969
Gain on sale of container portfolios	-	4,068	753	12,443
Finance lease income	416	807	2,218	2,297
Total revenue	15,318	22,728	65,264	83,145

Operating expenses:
Depreciation of container rental equipment	4,282	4,599	17,140	15,824
Amortization of intangible assets	359	411	1,566	1,534
Impairment of container rental equipment	6	90	86	331
Gain on disposition of used container equipment	(1,235)	(912)	(3,626)	(4,155)
Storage, handling and other expenses	2,350	1,646	8,717	4,874
Marketing, general and administrative expense	4,434	5,475	18,848	20,215
Impairment of goodwill	-	50,247	-	50,247
Restructuring charges	707	-	972	-
Loss (gain) on foreign exchange	(62)	115	(215)	564
Total operating expenses	10,841	61,671	43,488	89,434

Operating income (loss)	4,477	(38,943)	21,776	(6,289)

Interest expense	967	2,808	4,311	9,346
Interest income	(2)	(21)	(10)	(229)
Net interest expense	965	2,787	4,301	9,117

Income (loss) before income taxes	3,512	(41,730)	17,475	(15,406)

Income tax expense	438	2,665	3,919	11,547

Net income (loss)	$3,074	$(44,395)	$13,556	$(26,953)

Net income (loss) per share:
Basic	$0.17	$(2.48)	$0.76	$(1.55)
Diluted	$0.17	$(2.48)	$0.76	$(1.55)

Weighted average shares outstanding :
Basic	17,906	17,897	17,902	17,406
Diluted	17,950	17,897	17,902	17,406

	As of December 31, 2009	As of December 31, 2008
	(unaudited)
Managed fleet in TEUs	507,681	534,553
Owned fleet in TEUs	235,082	243,408

Total	742,763	777,961

Conference Call

A conference call to discuss financial results for the fourth quarter of 2009 will be held on Monday, March 8, 2009 at 5:00 p.m. ET. The dial-in number for the teleconference is 1-877-303-9148; outside of the U.S., call 1-760-536-5211. The call may be accessed live over the internet (listen only) under the “Investors” tab of CAI’s website, www.caiintl.com, by selecting “Q4 2009 Earnings Conference Call.” A webcast replay will be available for 30 days on the “Investors” tab of our website.

Reconciliation of Non-GAAP Items

Adjusted net income is defined as net income before restructuring charges and impairment of goodwill. Management believes that adjusted net income is helpful in understanding our past financial performance as a supplement to net income and other performance measures calculated in conformity with accounting principles generally accepted in the United States (“GAAP”). Our management believes that adjusted net income is useful to investors in evaluating our operating performance because it provides a measure of operating results unaffected by non-recurring charges, some of which are non-cash items. Adjusted net income has limitations as an analytical tool and you should not consider it in isolation or as a substitute for any measure reported under GAAP. Adjusted net income’s usefulness as a performance measure, as compared to net income, is limited by the fact that adjusted net income excludes charges that reduce our net income and shareholders’ equity. Adjusted net income is not calculated identically by all companies, therefore our presentation of adjusted net income may not be comparable to similarly titled measures of other companies. Due to this limitation, we use adjusted net income as a measure of performance only in conjunction with GAAP measures of performance, such as net income. The following table provides a reconciliation of adjusted net income to net income, the most comparable performance measure under GAAP:

Reconciliation of Net Income (Loss) to Net Income Adjusted for One-Time Charges
(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Net income (loss)	$3,074	$(44,395)	$13,556	$(26,953)
Basic and diluted net income (loss) per share	$0.17	$(2.48)	$0.76	$(2.48)

Add- One-time charges:
Impairment of goodwill	-	50,247	-	50,247
Restructuring charges	707	-	972	-
Less- Tax effect of one-time charges	(88)	-	(218)

Adjusted net income	$3,693	$5,852	$14,310	$23,294

Adjusted basic and diluted net income per share	$0.21	$0.33	$0.80	$1.34

About CAI International, Inc.

CAI is one of the world’s leading managers and lessors of intermodal freight containers. As of December 31, 2009, the company operated a worldwide fleet of 743,000 TEU of containers through 13 offices located in 11 countries including the United States.

This press release contains forward-looking statements regarding future events and the future performance of CAI International, Inc. These statements are forward looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934 and involve risks and uncertainties that could cause actual results of operations and other performance measures to differ materially from current expectations including, but not limited to, utilization rates, expected economic conditions, availability of credit on commercially favorable terms or at all, customer demand, container prices, lease rates, increased competition, volatility in exchange rates, expected savings relating to the integration of CAI Consent’s operations and others. CAI refers you to the documents that it has filed with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its interim reports on Form 10-Q and its reports on Form 8-K. These documents contain additional important factors that could cause actual results to differ from current expectations and from forward-looking statements contained in this press release. Furthermore, CAI is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements contained in this press release whether as a result of new information, future events or otherwise, unless required by law.

CONTACT:
CAI International, Inc.
Victor Garcia, 415-788-0100
Chief Financial Officer
vgarcia@caiintl.com